Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

dated September 20, 2006

Relating to Preliminary Prospectus Supplement

dated September 20, 2006

Registration Statement No. 333-136267

CONSOLIDATED EDISON, INC.

PRICING TERM SHEET

Issuer:	Consolidated Edison, Inc.
Offering size:	9,715,000 shares of common stock
Purchase price to be paid by the underwriter:	$45.96 per share
Proceeds to Issuer:	Approximately $446.5 million

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.